Exhibit 99.1

Opexa Therapeutics Completes $3 Million Financing

Funding to Support Ongoing Clinical Development of Tovaxin®

THE WOODLANDS, Texas--(BUSINESS WIRE)--Opexa Therapeutics, Inc. (NASDAQ:OPXA), a company developing novel cell therapies for multiple sclerosis, today announced the completion of a private placement financing with total gross proceeds of approximately $3.0 million. Opexa will use the proceeds from the financing to support the ongoing clinical development of Tovaxin, the company’s novel treatment for multiple sclerosis. Top-line data from the company’s Tovaxin Phase IIb clinical trial (TERMS) are expected to be presented in September 2008. New institutional investors Lehman Brothers and Diker Management, LLC joined existing shareholders, directors and officers to complete the financing.

“The financial support of new institutional investors, as well as our current investors and board, in advance of the results from our Tovaxin Phase IIb clinical study demonstrates an important vote of confidence for Opexa,” said Neil K. Warma, president and chief executive officer of Opexa.

Under the terms of the financing, Opexa received approximately $3.0 million in proceeds from the sale of 2,003,874 shares of its common stock and warrants to purchase an additional 2,003,874 shares of Opexa’s common stock. The purchase price paid by non-affiliate investors was $1.48 for each unit and $1.655 per unit for affiliate investors. The warrants expire in four years, are first exercisable after six months of the closing of the transaction, and are exercisable at $1.78 per share. No commissions or fees to placement agents were paid in connection with the transaction.

As part of the financing, Opexa appointed David E. Jorden to the company’s board of directors. Mr. Jorden is presently a vice president in the Private Wealth Management group at Morgan Stanley. He has previously served as vice president and chief financial officer at Genometrix, Inc., principal with Fayez Sarofim & Co., and a private investor.

None of the shares of common stock, the warrants or the common stock issuable upon exercise of the warrants have been registered under the Securities Act of 1933, as amended (the "1933 Act") or any state securities laws. Unless so registered, such securities may not be offered or sold in the United States absent an exemption from, or in a transaction not subject to, the registration requirements of the 1933 Act and any applicable state securities laws. This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities.

About Tovaxin

Tovaxin is an individualized T-cell therapeutic vaccine that consists of attenuated patient-specific myelin-reactive T-cells (MRTCs) against peptides of proteins from Myelin basic protein (MBP), Myelin oligodendrocyte glycoprotein (MOG) and Proteolipid protein (PLP) or combinations thereof. Recently announced two-year follow up data from Phase I/II clinical studies of 22 patients showed 73% of patients on Tovaxin remained relapse free after two years with 86% experiencing no disease progression. Tovaxin is manufactured in Opexa’s in-house cGMP facility.

About Opexa

Opexa Therapeutics develops and commercializes cell therapies to treat autoimmune diseases such as multiple sclerosis, rheumatoid arthritis and diabetes. The Company is focused on autologous cellular therapy applications of its proprietary T-cell and stem cell therapies. The Company's lead product is Tovaxin, a T-cell therapy for multiple sclerosis is in Phase IIb trials. The Company holds the exclusive worldwide license for adult multipotent stem cells derived from mononuclear cells of peripheral blood. The technology allows large quantities of monocyte-derived stem cells to be produced efficiently for use in autologous therapy, thus circumventing the threat of rejection. The Company is in preclinical development for diabetes mellitus. For more information visit the Opexa Therapeutics website at www.opexatherapeutics.com.

Cautionary Statement Relating to Forward - Looking Information for the Purpose of "Safe Harbor" Provisions of the Private Securities Litigation Reform Act of 1995

This press release contains "forward-looking statements," including statements about Opexa Therapeutics' growth and future operating results, discovery and development of products, strategic alliances and intellectual property, as well as other matters that are not historical facts or information. These forward-looking statements are based on management's current assumptions and expectations and involve risks, uncertainties and other important factors, specifically including those relating to Opexa Therapeutics' ability to obtain additional funding, develop its stem cell technologies, obtain FDA approval for its therapeutic products, achieve its operational objectives, and obtain patent protection for its discoveries, that may cause Opexa Therapeutics' actual results to be materially different from any future results expressed or implied by such forward-looking statements. Opexa Therapeutics undertakes no obligation to update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:
Opexa Therapeutics, Inc.
Lynne Hohlfeld, 281-719-3421
lhohlfeld@opexatherapeutics.com
or
Vida Communication
Stephanie Diaz, 415-675-7400 (investors)
sdiaz@vidacommunication.com
Tim Brons, 415-675-7400 (media)
tbrons@vidacommunication.com